SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2010

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

We will begin reporting our medical professional liability business retention on a percentage of premium retained basis, rather than a percentage of policyholders retained basis, effective with our second quarter 2010 earnings release and 10Q. Consistent with our prior practice of measuring renewal retention by comparing the number of renewed risks against all expiring risks, we will be reporting renewal rentention by comparing expiring premium on renewed risks against total expiring premium.
We believe this to be important because the upcoming quarter’s report will, for the first time, combine results from The PICA Group (PICA) with those of our historical medical professional liability business. PICA’s business traditonally has higher policyholder retention and lower premiums per policy.

We believe this new retention reporting will facilitate more meaningful comparisons with prior periods and provide greater insight into our results as we write more business that involves policyholders paying widely varying premiums. For example, we believe the non-renewal of a neurosurgeon paying a premium of $100,000 per year should be weighted differently than the loss of a part-time primary care physician paying less than $2,000 per year. Large group policies are another prime example. These policies charge a single premium for a large group of insureds, many of whom may work part-time. The loss of such a policy, while not large in terms of premium, could unduly influence retention measurements that count strictly by number of insured risks—as under our old methodology.

To assist investors in preparing for this change in our retention reporting, Exhibit 99.1 in this Current Report on Form 8K, presents prior period data by quarter for 2009, and by year for the preceding four years.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
99.1Premium renewal retention data by quarter for 2009, and by year for the preceding four years.
We are furnishing Exhibit 99.1 to this Current Report on Form 8-K in accordance with Item 2.02, Results of Operations and Financial Condition. This exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 22, 2010
PROASSURANCE CORPORATION
by: /s/ Frank B. O’Neil
Frank B. O’Neil Senior Vice-President